Exhibit 99.3

January 10, 2019

To: Hezhong International (Holding) Limited

21 Xingguo Road, 12th Floor,

Tianhe District, Guangzhou City,

Guangdong Province, China 510623

Re: Consent of Shenzhen Xindibiao Consulting Co., Ltd

Ladies and Gentlemen,

We understand that Hezhong International (Holding) Limited, or the Company, plans to file a registration statement on Form F-1, or the Registration Statement, with the United States Securities and Exchange Commission, or the SEC, in connection with its proposed initial public offering, or the Offering.

We hereby consent to the references to our name, data and statements from our research reports and amendments thereto, including but not limited to the industry research report titled “P2P Industry Survey and HZ Market Position”, or the Report, and any subsequent amendments to the Report, (i) in the preliminary and final Registration Statements and any amendments thereto, including under the heading “Experts”, (ii) in any written correspondences with the SEC, (iii) in any other future filings with the SEC by the Company, including filings on Form 20-F, Form 6-K and other SEC filings, or collectively the SEC Filings, (iv) on the websites of the Company and its subsidiaries and affiliates, (v) in institutional and retail road shows and other activities in connection with the Offering, and in other publicity materials in connection with the Offering.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

For and on behalf of Shenzhen Xindibiao Consulting Co., Ltd,

[Corporate seal affixed herein]

/s/ Sumei Li

Name: Sumei Li

Title: legal Representative